EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Partners Reports First Quarter 2023 Results and Reconfirms 2023 Distribution Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) today announced its financial results for first quarter 2023.
HIGHLIGHTS
•For the three months ended March 31, 2023, Cheniere Partners generated revenues of $2.9 billion, net income of $1.9 billion, and Adjusted EBITDA1 of $1.0 billion.
•Declared a cash distribution of $1.03 per common unit to unitholders of record as of May 8, 2023, comprised of a base amount equal to $0.775 and a variable amount equal to $0.255. The common unit distribution and the related general partner distribution will be paid on May 15, 2023.
•Reconfirming full year 2023 distribution guidance of $4.00 - $4.25 per common unit.
•In February 2023, certain subsidiaries of Cheniere Partners initiated the pre-filing review process with the Federal Energy Regulatory Commission (“FERC”) under the National Environmental Policy Act (“NEPA”) for the SPL Expansion Project (defined below). In April 2023, certain of our subsidiaries executed a contract with Bechtel Energy Inc. (“Bechtel”) to provide the Front End Engineering and Design (“FEED”) for the SPL Expansion Project.
•In February 2023, S&P Global Ratings upgraded its credit rating of Sabine Pass Liquefaction, LLC (“SPL”) from BBB to BBB+ with a stable outlook.

2023 FULL YEAR DISTRIBUTION GUIDANCE

2023
Distribution per Unit	$4.00	-	$4.25

SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended March 31,
	2023	2022	% Change
Revenues	$2,917	$3,328	(12)%
Net income	$1,935	$159	1,117%
Adjusted EBITDA[1]	$1,026	$1,031	—%
LNG exported:
Number of cargoes	112	105	7%
Volumes (TBtu)	403	384	5%
LNG volumes loaded (TBtu)	403	385	5%
Net income increased by approximately $1.8 billion during the three months ended March 31, 2023 as compared to the three months ended March 31, 2022. The increase was primarily due to non-cash favorable changes in fair value of commodity derivatives (further described below) and increased volumes of LNG delivered, partially offset
___________________________
1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

by lower regasification revenues related to the previously announced early termination of the Terminal Use Agreement (“TUA”) between Sabine Pass LNG, L.P. and Chevron.
Adjusted EBITDA1 decreased by approximately $5 million during the three months ended March 31, 2023 as compared to the three months ended March 31, 2022. The decrease in Adjusted EBITDA was primarily due to lower regasification revenues related to the early termination of the Chevron TUA, partially offset by increased volumes of LNG delivered.
Substantially all derivative gains (losses) are attributable to the recognition at fair value of our long-term Integrated Production Marketing (“IPM”) agreement with Tourmaline Oil Marketing Corp. (“Tourmaline”), a natural gas supply contract with pricing indexed to the Platts Japan Korea Marker (“JKM”). Our IPM agreement is structured to provide stable margins on purchases of natural gas and sales of LNG over the life of the agreement and has a fixed fee component, similar to that of LNG sold under our long-term, fixed fee LNG SPAs. However, the long-term duration and international price basis of our IPM agreement makes it particularly susceptible to fluctuations in fair market value from period to period. In addition, accounting requirements prescribe recognition of this long-term gas supply agreement at fair value, but does not currently permit fair value recognition of the associated sale of LNG, resulting in a mismatch of accounting recognition for the purchase of natural gas and sale of LNG. As a result of the significant volatility in the forward JKM curves during the three months ended March 31, 2023, we recognized approximately $1.0 billion of non-cash favorable changes in fair value attributable to the Tourmaline IPM agreement.
During the three months ended March 31, 2023, we recognized in income 403 TBtu of LNG loaded from the SPL Project, none of which was related to commissioning activities.
Capital Resources
As of March 31, 2023, our total available liquidity was approximately $2.6 billion. We had cash and cash equivalents of approximately $834 million. In addition, we had current restricted cash and cash equivalents of $160 million, $750 million of available commitments under our CQP Credit Facilities, and $871 million of available commitments under the SPL Working Capital Facility.

SABINE PASS OVERVIEW
We own natural gas liquefaction facilities consisting of 6 liquefaction Trains, with a total production capacity of approximately 30 million tonnes per annum (“mtpa”) of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”).
As of April 26, 2023, approximately 2,070 cumulative LNG cargoes totaling approximately 142 million tonnes of LNG have been produced, loaded, and exported from the SPL Project.
SPL Expansion Project
We are developing an expansion adjacent to the SPL Project consisting of up to 3 natural gas liquefaction trains with an expected total production capacity of approximately 20 mtpa of LNG (the “SPL Expansion Project”). In February 2023, certain of our subsidiaries initiated the pre-filing review process with the FERC under the NEPA, and in April 2023, executed a contract with Bechtel to provide the FEED for the SPL Expansion Project.
DISTRIBUTIONS TO UNITHOLDERS
In April 2023, we declared a cash distribution of $1.03 per common unit to unitholders of record as of May 8, 2023, comprised of a base amount equal to $0.775 ($3.10 annualized) and a variable amount equal to $0.255, which takes into consideration, among other things, amounts reserved for annual debt repayment and capital allocation goals, anticipated capital expenditures to be funded with cash, and cash reserves to provide for the proper conduct of the business. The common unit distribution and the related general partner distribution will be paid on May 15, 2023.

INVESTOR CONFERENCE CALL AND WEBCAST
Cheniere Energy, Inc. will host a conference call to discuss its financial and operating results for first quarter 2023 on Tuesday, May 2, 2023, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website. The call and accompanying slide presentation may include financial and operating results or other information regarding Cheniere Partners.

About Cheniere Partners
Cheniere Partners owns the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, which has natural gas liquefaction facilities consisting of six liquefaction Trains with a total production capacity of approximately 30 mtpa of LNG. The Sabine Pass LNG terminal also has operational regasification facilities that include five LNG storage tanks, vaporizers, and three marine berths. Cheniere Partners also owns the Creole Trail Pipeline, which interconnects the Sabine Pass LNG terminal with a number of large interstate and intrastate pipelines.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains a non-GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure that is used to facilitate comparisons of operating performance across periods. This non-GAAP measure should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP, and the reconciliation from these results should be carefully evaluated.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding Cheniere Partners’ anticipated quarterly distributions and ability to make quarterly distributions at the base amount or any amount, (iii) statements regarding regulatory authorization and approval expectations, (iv) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (v) statements regarding the business operations and prospects of third-parties, (vi) statements regarding potential financing arrangements, and (vii) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Tables Follow)

Cheniere Energy Partners, L.P.
Consolidated Statements of Income
(in millions, except per unit data)(1)
(unaudited)

	Three Months Ended
	March 31,
	2023	2022
Revenues
LNG revenues	$2,106	$2,488
LNG revenues—affiliate	761	757
Regasification revenues	34	68
Other revenues	16	15
Total revenues	2,917	3,328

Operating costs and expenses
Cost of sales (excluding items shown separately below)	313	2,562
Cost of sales—affiliate	17	5
Operating and maintenance expense	206	170
Operating and maintenance expense—affiliate	44	38
Operating and maintenance expense—related party	16	12
General and administrative expense	3	3
General and administrative expense—affiliate	22	23
Depreciation and amortization expense	167	153
Total operating costs and expenses	788	2,966

Income from operations	2,129	362

Other income (expense)
Interest expense, net of capitalized interest	(208)	(203)
Other income, net	14	—
Total other expense	(194)	(203)

Net income	$1,935	$159

Basic and diluted net income (loss) per common unit(1)	$3.50	$(0.11)

Weighted average basic and diluted number of common units outstanding	484.0	484.0

(1)Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in millions, except unit data) (1)

	March 31,	December 31,
	2023	2022
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$834	$904
Restricted cash and cash equivalents	160	92
Trade and other receivables, net of current expected credit losses	269	627
Trade receivables—affiliate	263	551
Advances to affiliate	157	177
Inventory	150	160
Current derivative assets	55	24
Margin deposits	—	35
Other current assets	44	50
Other current assets—affiliate	1	—
Total current assets	1,933	2,620

Property, plant and equipment, net of accumulated depreciation	16,587	16,725
Operating lease assets	87	89
Debt issuance costs, net of accumulated amortization	7	8
Derivative assets	32	28
Other non-current assets, net	171	163
Total assets	$18,817	$19,633

LIABILITIES AND PARTNERS’ DEFICIT
Current liabilities
Accounts payable	$70	$32
Accrued liabilities	674	1,378
Accrued liabilities—related party	5	6
Current debt, net of discount and debt issuance costs	60	—
Due to affiliates	32	74
Deferred revenue	83	144
Deferred revenue—affiliate	—	3
Current operating lease liabilities	11	10
Current derivative liabilities	400	769
Other current liabilities	13	5
Total current liabilities	1,348	2,421

Long-term debt, net of premium, discount and debt issuance costs	16,145	16,198
Operating lease liabilities	78	80
Finance lease liabilities	17	18
Derivative liabilities	2,157	3,024
Other non-current liabilities—affiliate	22	23

Partners’ deficit
Common unitholders’ interest (484.0 million units issued and outstanding at both March 31, 2023 and December 31, 2022)	261	(1,118)
General partner’s interest (2% interest with 9.9 million units issued and outstanding at both March 31, 2023 and December 31, 2022)	(1,211)	(1,013)
Total partners’ deficit	(950)	(2,131)
Total liabilities and partners’ deficit	$18,817	$19,633

(1)Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Adjusted EBITDA
The following table reconciles our Adjusted EBITDA to U.S. GAAP results for the three months ended March 31, 2023 and 2022 (in millions):

	Three Months Ended March 31,
	2023	2022
Net income	$1,935	$159
Interest expense, net of capitalized interest	208	203
Other income, net	(14)	—
Income from operations	$2,129	$362
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense	167	153
Loss (gain) from changes in fair value of commodity derivatives, net (1)	(1,270)	516
Adjusted EBITDA	$1,026	$1,031

(1) Change in fair value of commodity derivatives prior to contractual delivery or termination
Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Adjusted EBITDA is calculated by taking net income before interest expense, net of capitalized interest, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, and changes in the fair value of our commodity derivatives prior to contractual delivery or termination. The change in fair value of commodity derivatives is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.
Contacts
Cheniere Partners

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Eben Burnham-Snyder	713-375-5764